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                                                                       EXHIBIT 3

                             SHAREHOLDERS AGREEMENT

         THIS SHAREHOLDERS AGREEMENT (this "Agreement"), dated March 4, 1998, is made and entered into by and among BINGHAM FINANCIAL SERVICES CORPORATION, a Michigan corporation (the "Company") and the persons listed on Schedule 1 attached hereto (each of whom is referred to herein individually as a "Shareholder" and collectively as the "Shareholders"). This Agreement shall be effective as of the Effective Time, as defined below.

                                    RECITALS

         A. All of the members of Bloomfield Acceptance Company, L.L.C., a Michigan limited liability company ("BAC") and Bloomfield Servicing Company, L.L.C., a Michigan limited liability company ("BSC"), respectively, as listed on
Schedule 1 hereto (each a "Member" and collectively, the "Members"), have entered into that certain Agreement and Plan of Merger (the "Merger Agreement"), dated of even date herewith, by and among the Company, BAC, BSC, BAC Acquiring Corp., a Michigan corporation and a wholly owned subsidiary of the Company, BSC Acquiring Corp., a Michigan corporation and a wholly owned subsidiary of the Company, and each of the Members.

         B. Pursuant to the Merger Agreement, BAC Acquiring Corp. shall merge with and into BAC, and BSC Acquiring Corp. shall merge with and into BSC, with the Members becoming shareholders of the Company, with respective shareholdings as set forth on Schedule 1 hereto, all as of the effective time of the mergers (the "Effective Time").

         C. The Company's authorized capital stock consists of 10,000,000 shares of common stock and 10,000,000 shares of preferred stock, of which there were 1,295,000 shares of common stock, without par value, issued and outstanding as of January 31, 1998 (the "Common Stock"). The shares of the Common Stock have all of the rights, preferences and limitations of shares of common stock stated in the Michigan Business Corporation Act, as amended (the "Act").

         D. The number of authorized and outstanding shares of Common Stock, as set forth in paragraph C above, will not change prior to the Effective Time.

         E. At the Effective Time, BAC Acquiring Corp. and BSC Acquiring Corp. shall cease to exist separately, and shall be merged with and into BAC and BSC (together the "Subsidiaries"), respectively, in accordance with the provisions of the Merger Agreement and in accordance with the provisions of and with the effect provided in the Act and in the Michigan Limited Liability Company Act.

         F. At the Effective Time, the member interests of each Member shall be converted into shares of the Company in the respective amounts set forth on
Schedule 1 hereto and each Member shall thereby become a shareholder of the Company. In addition to the Members, current directors of the Company (the "Directors") have executed and joined this




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Agreement as Shareholders and own shares of Common Stock in the amounts set forth on Schedule 1 hereto.

         NOW THEREFORE, for and in consideration of the foregoing Recitals, the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which is acknowledged, the Company and each of the Shareholders agree as follows:

SECTION 1.        DIRECTORS, OFFICERS AND VOTING.

         1.1 Appointment and Nomination of Bober and Weber. Each of the Directors agrees that, no later than the first meeting of the Board of Directors of the Company (the "Board") following the date of this Agreement, the Directors shall expand the number of directors of the Company by two in accordance with the Company Bylaws and shall cause Daniel E. Bober ("Bober") and Creighton J. Weber ("Weber") to be appointed to the Board. Each of the Directors further agrees that so long as he remains a Director of the Company and until this Agreement is terminated or expires, he will: (a) vote to nominate Bober for election or reelection as a director of the Company and vote to appoint Bober to the Executive Committee of the Company's board; (b) neither propose, nor vote, to expand the size of the Executive Committee of the Board beyond three (3) in number without Bober's consent; (c) until the later of the expiration of his term at the annual meeting of the Company's stockholders to be held in 1999, or his successor is duly elected and qualified, vote to retain Weber as a director of the Company; and (d) take all action necessary from time to time (including, without limitation, the execution of written consents, the calling of special meetings, the filling of vacancies, and the waiving of notice and attendance at meetings) to accomplish the nominations of Bober and Weber in accordance with and to the extent of this Section 1.

         1.2 Voting Agreement. Each of the Shareholders agrees that he or she shall take all action necessary from time to time (including, without limitation, the voting of securities of the Company, the execution of written consents, the calling of special meetings, the removal of directors, the filling of vacancies on the Board of Directors, the waiving of notice and attendance at meetings) to accomplish the elections of Weber and Bober in accordance with and to the extent of this Section 1, and to accomplish the elections to the Board of Arthur A. Weiss and other director-nominees endorsed by the Board.

         1.3 Appointment of Vice Presidents. Each of the Directors agrees that, no later than the first meeting of the Board following the date of this Agreement, the Directors shall nominate and elect each of Bober and Weber to be a Vice President of the Company, in accordance with the Bylaws of the Company, until his successor is duly elected. Each of the Directors further agrees that he or she shall take all action necessary, including the casting of votes as directors and the execution of written consents, to accomplish the election of each of Bober and Weber as a Vice President of the Company in accordance with and to the extent of this Section 1.3.






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SECTION 2.        TAG-ALONG RIGHTS.

         2.1 Proposed Transfer. If one or more of the Shareholders proposes (the person or group making such proposal being the "Selling Group" and the remaining Shareholders being the "Tag-Along Group") a Transfer (as defined below) of five percent (5%) or more of the then-issued and outstanding common stock of the Company, and provided that the Transfer is not an Exempt Transfer (as defined below), then each of the Shareholders comprising the Tag-Along Group (each a "Tag-Along Shareholder") shall have the right ("Tag-Along Right") to require the proposed purchaser(s) to purchase from such Tag-Along Shareholder up to the number of whole shares of Common Stock not to exceed the number derived by multiplying the total number of shares of Common Stock to be purchased by the proposed purchaser(s) by a fraction, the numerator of which is the total number of shares of Common Stock owned by such Tag-Along Shareholder, and the denominator of which is the total number of shares of Common Stock owned by the Shareholders. Any shares purchased from Tag-Along Shareholders pursuant to this Section shall be paid for at the same price per Share and upon the same terms of payment and conditions, including price per share and the total number of shares proposed to be transferred, as such proposed Transfer by the Selling Group (the "Transfer Terms").

         2.2 Tag-Along Notice. The Selling Group shall promptly notify the Company and the Tag-Along Group in the event they propose to make a Transfer giving rise to Tag-Along Rights, and shall furnish the Tag-Along Group with the Transfer Terms and a copy of any written offer or agreement pertaining thereto. The Tag-Along Right may be exercised by any Tag-Along Shareholder by delivery of a written notice to the Selling Group (the "Tag-Along Notice") within twenty
(20) days following such Tag-Along Shareholder's receipt of such notice from the Selling Group. The Tag-Along Notice shall state the number of shares of Common Stock that such Tag-Along Shareholder proposes to include in the Transfer to the proposed purchaser (not to exceed the number determined in accordance with Section 2.1 above). In the event that the proposed purchaser does not purchase the specified number of shares from the Tag-Along Shareholders on the Transfer Terms, then the Selling Group shall only be permitted to sell any other number of shares of Common Stock to the proposed purchaser (an "Alternate Transfer") if: (a) the number of shares to be sold in the Alternate Transfer is less than five percent (5%) of the then-issued and outstanding common stock of the Company; or (b) the Tag-Along Shareholders are given five (5) days written notice of the proposed Alternate Transfer and the right to participate pro rata in the Alternate Transfer (calculated using the formula set forth in Section 2.1) under the same terms and conditions as the Selling Group.

         2.3 Closing. At the closing of any Transfer pursuant to this Section 2, the proposed purchaser shall remit to each selling Shareholder the consideration for the total sales price of the Common Stock of such Shareholder sold pursuant hereto, upon delivery by such Shareholder of certificate(s) for such shares duly endorsed in blank for transfer or accompanied by stock power(s) duly executed in blank and such other transfer documentation, including but not limited to representations and warranties of title, as shall be reasonably required by the purchaser or its counsel.






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         2.4 Transfer. A "Transfer" of stock under this Section 2 shall mean a sale to be consummated in a single transfer or a series of related transfers, to a single purchaser or a group of purchasers, as part of a single transaction or group of related transactions. For purposes of this Section 2, the following shall be deemed to be a single purchaser: (a) relatives of a person or the person's spouse living in the same household, (b) trusts or estates in which any one person has a 10 percent or greater interest or of which he or she is trustee, executor or administrator, and (c) any number of corporations, partnerships, limited liability companies or other entities in which any one person holds a 10 percent or greater beneficial interest. For purposes of this
Section 2, transactions which occur or are proposed to occur more than six (6) months apart shall not be considered to be a group of related transactions, so long as those transactions are not part of an expressly related group of transactions.

         2.5 Exempt Transfer. The following transactions shall constitute "Exempt Transfers" as that term is used in this Section 2: (a) a Transfer to the Company; (b) a Transfer entirely between or among any of the Shareholders executing this Agreement; (c) a Transfer by will or intestate succession to a Shareholder's executors, administrators, testamentary trustees, legatees or beneficiaries; (d) a Transfer to a Shareholder's immediate family members or to a Michigan revocable inter-vivos trust, of which a Shareholder is the grantor, or another entity controlled by such Shareholder formed primarily for estate planning purposes for the benefit of said Shareholder (and/or his spouse, children, grandchildren, parents and/or siblings) (the parties identified in (c) and (d), or any one of them are hereinafter collectively referred to as "Permitted Transferees"); or (e) a Transfer in a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), or pursuant to Rule 144 promulgated thereunder.

SECTION 3.        REGISTRATION RIGHTS.

         The Company covenants and agrees as follows:

         3.l      Definitions. For purposes of this Section 3:

                  (a) The terms "register", "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document pursuant to the Act, and the declaration or ordering of effectiveness of such registration statement or document;

                  (b) The term "Registrable Securities" means Common Stock of the Company and any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of any capital stock of the Company, held by the Holders (as defined below); provided, however, that Common Stock or other securities shall only be treated as Registrable Securities if and so long as (1) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, and (2) they have not been sold in a transaction exempt from the registration and prospectus delivery



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         requirements of the Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale;

                  (c) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

                  (d) The term "Holder" means any person who was a Member of BAC and/or BSC and is the record owner of Registrable Securities, or any assignee thereof in accordance with Section 3.12 hereof; and

                  (e) The term "SEC" means the Securities and Exchange Commission or any other federal agency at the time administering the Act.

         3.2 Company Registration. If at any time more than two years after the date of this Agreement, the Company (without any obligation to do so) proposes to register any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or a SEC Rule 145 transaction), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within thirty (30) days after mailing of such notice by the Company in accordance with Section 5.6, the Company shall, subject to the provisions of Sections 3.6, 3.7, 3.8 and 3.9, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered. Notwithstanding the foregoing, the Company will not be required to give notice to the Holders of Registrable Securities if the underwriters managing the proposed offering have advised the Company in writing that in their judgment market conditions will not allow the inclusion of any secondary shares in such offering. In the event the managing underwriters and the Company subsequently determine to add any secondary shares in the offering, such notice shall be provided, and each Holder shall have the registration rights provided in this
Section 3.

         3.3 Demand Registration. Subject to the terms of this Agreement, in the event that the Company shall, not sooner than two years after the date of this Agreement, receive from the Holders representing at least thirty percent (30%) of the Registrable Securities then outstanding, a written notice that it or they intend to offer or cause to be offered for public sale at least twenty-five percent (25%) of the Registrable Securities then outstanding (or any lesser percentage if the Registrable Securities to be included in the registration statement have an aggregate offering price to the public greater than $3,000,000), the Company will so notify all Holders. Upon written request of any Holder given within fifteen (15) days after the receipt by such Holder from the Company of such notification, the Company will use its best efforts to cause such of the Registrable Securities as may be requested by any Holder (including the


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Holder giving the initial notice of intent to offer) to be registered under the Securities Act as expeditiously as possible (a "Demand Registration"). The Company shall not be required to effect more than one (1) Demand Registration. If (i) in the good faith judgment of the Board of Directors of the Company, a Demand Registration would be materially detrimental to the Company and the Board of Directors of the Company concludes, as a result, that it is essential to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to each Holder a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company for such registration statement to be filed in the near future, then the Company shall have the right to defer such filing for the period during which such Demand Registration would be materially detrimental, provided that the Company may not defer the filing for a period of more than ninety (90) days after receipt of the request for a Demand Registration, and more than once in any 12-month period.

         3.4 Form S-3 Registration. In case, at any time after two years from date of this Agreement, the Company shall receive from Bober and Weber a written request or requests that the Company effect a registration on Form S-3 for a public offering of Registrable Securities the aggregate offering price of which would exceed $500,000.00, the Company will:

                  (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

                  (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, and the Company shall continue to keep such Form S-3 current and effective for a period of one (1) year following its initial filing or until all securities registered under such Form S-3 have been sold, whichever sooner occurs, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this
         Section 3.4: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 3.4; (iii) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations for the Holders pursuant to Section 3.2, 3.3 or this Section 3.4; or (iv) in any particular jurisdiction in which the Company would be



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         required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                  (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

         3.5 Expenses of Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to a total of three registrations, whether pursuant to Section 3.2, 3.3 or 3.4 or a combination thereof, including (without limitation) all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses and fees and reimbursements the counsel, independent certified public accountants, underwriters and other persons retained by the Company, the expense of reporting or disclosing this Agreement or its attendant rights and obligations (including filings required under Section 13(d) of the Securities Exchange Act of 1934, as amended), the expense of any annual audit, the expense of any liability insurance and the expense and fees for listing the securities, but excluding underwriting discounts and commissions and stock transfer taxes relating to Registrable Securities.

         3.6 Obligations of the Company. Whenever required under Section 3.2,
3.3 or 3.4 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                  (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts and take all steps necessary to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 90 days (or longer if otherwise provided in this Section 3) or until all of the securities registered thereunder are sold, whichever occurs sooner.

                  (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

                  (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

                  (d) Furnish to the counsel of any Holder, a copy of the registration statement five (5) days prior to the filing of such registration statement.





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                  (e) Use its best efforts to register and qualify the
         securities covered by such registration statement for listing on a national securities exchange, the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") or such other similar exchange.

                  (f) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                  (g) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                  (h) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

         3.7 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 3 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

         3.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 3.2 or 3.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the persons entitled to select the underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by Holders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among all selling stockholders



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according to the total amount of securities owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders). For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder" and any pro-rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares owned by all entities and individuals included in such "selling stockholder," as defined in this sentence.

         3.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 3.

         3.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 3:

                  (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, or the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, or the 1934 Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by one law firm retained by them (or such additional law firms retained by a Holder or Holders if such Holder or Holders reasonably believe there exists a conflict of interest among them) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 3.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in


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         connection with such registration by any such Holder, underwriter or controlling person.

                  (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, or the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 3.10(b), in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 3.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, the obligation to indemnify will be in several, not joint and several, among such sellers of Registrable Securities, and in no event shall any indemnity under this subsection 3.10(b) exceed the net proceeds from the offering received by such Holder.

                  (c) Promptly after receipt by an indemnified party under this
         Section 3.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying patty under this
         Section 3.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying patty, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 3.8, but the failure to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.10.



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                  (d) The obligations of the Company and Holders under this
         Section 3.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 3, and otherwise.

         3.11 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees to:

                  (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times;

                  (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

                  (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Act and the 1934 Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

         3.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 3 may only be assigned to a Permitted Transferee of the underlying Registrable Securities who has executed and delivered to the Company a counterpart of this Agreement, binding such Permitted Transferee to all of the restrictions and obligations contained herein.

         3.13 "Market Stand-Off" Agreement. Each Holder hereby agrees that for a period of 180 days following the effective date of any registration effected pursuant to Sections 3.2, 3.3 or 3.4 (provided the Holders are given written notice of the offering at least fifteen (15) days prior to the Company's filing with the SEC of a registration statement relating thereto), it shall not, unless otherwise agreed by the Company and the managing underwriters, if any, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

         3.14 Termination. The rights provided in this Section 3 shall terminate upon the termination of this Agreement.

SECTION 4.   TRANSFER RESTRICTION AND STOCK CERTIFICATE LEGEND.

         4.1 Restriction on Transfer. No Shareholder who was a Member may sell, convey, hypothecate or otherwise transfer ownership of any of the shares of Common Stock held by such Shareholder: (i) for a period of two (2) years following the date of this Agreement; and (ii) after the two years from the date of this Agreement, unless such shares are registered pursuant to an effective registration statement under, or in accordance with an exemption from, federal and state securities laws. Notwithstanding anything contained herein to the contrary, any Shareholder may transfer all or part of his stock of the Company to a Michigan revocable inter-vivos trust, of which such Shareholder is the grantor, or to another entity controlled by such Shareholder formed primarily for estate planning purposes, for the benefit of said Shareholder (and/or his spouse, children, grandchildren, parents and/or siblings); provided, however, that in such event (i) all stock so transferred shall remain subject to the terms and conditions of this Agreement; (ii) the Permitted Transferee shall make no transfers of such stock except in accordance with the terms of this Agreement; (iii) the Company shall have received at least ten (10) days prior written notice of such transfer together with such organizational and transfer documentation pertaining to the proposed transfer as the Company shall request; and (iv) the Company shall have received the agreement, in writing, of such Permitted Transferee to be bound in all respects by this Agreement. Upon the occurrence of any event requiring or permitting the purchase of stock under this Agreement, such Shareholder's Permitted Transferee or any subsequent transferee shall be required to sell or transfer his stock as provided in this Agreement, in the same manner and to the same extent as the original Shareholder would have been required to sell or transfer such stock. All references in this Agreement to stock of the Company shall be deemed to include stock owned by any transferee or Permitted Transferee, except that payment for such stock shall be made to the record owner thereof.

         4.2 Required Legend. Simultaneously with the execution of this Agreement, each Shareholder shall surrender all certificates of stock, except those certificates representing shares which are or were acquired through ordinary brokerage transactions and not pursuant to this Agreement or as part of the Company's initial public offering, to the Company for endorsement with the following legend, which shall be conspicuously placed on such certificates:

                  "The sale, transfer, assignment, pledge, hypothecation or other disposition of the shares represented by this certificate is restricted by the provisions of the Shareholders Agreement, dated as of March 4, 1998 (as it may be amended from time to time), to which the Company and the holder of this certificate, among others, are parties, a copy of which may be inspected at the principal office of the Company. The provisions of such agreement are incorporated herein by reference."

         All certificates of stock issued to or acquired by any such Shareholder after the date of this Agreement, except certificates representing shares which are or were acquired through ordinary brokerage transactions and not pursuant to this Agreement or as part of the Company's initial public offering, shall also bear the foregoing legend; provided, however, that the Company shall remove the required legend from any shares transferred to a third party (i.e., a party other than a Shareholder or Permitted Transferee) as permitted in this Agreement, so that such transferee shall not be subject to the requirements contained in this Agreement.

         4.3 Effect of Missing Legend. Section 4.2 above notwithstanding, the fact that such legend has not been placed on a given certificate of Stock held by any Shareholder who was a Member hereunder shall not affect the rights of the parties to this Agreement in any way, and all certificates of stock on which such legend has not been placed, except those certificates representing shares which are or were acquired through ordinary brokerage transactions and not pursuant to this Agreement or as part of the Company's initial public offering, shall be deemed to have had that legend placed on them for the purposes of this Agreement.

         4.4 Availability of Agreement. The Company shall maintain a copy of this Agreement at its principal place of business and shall make such copies available for review to any person who shall inquire about the Agreement.

SECTION 5.   MISCELLANEOUS.

         5.1 Waivers and Amendments. With the written consent of all of the Shareholders, the obligations of the Company and the rights of the holders of Common Stock under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely), and with the same consent the Company, when authorized by resolution of its board of directors, may enter into a supplementary agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement; provided, however, that no such waiver or supplemental agreement shall reduce the aforesaid unanimity which is required to consent to any waiver or supplemental agreement, without the unanimous consent of the record or beneficial holders of all of the then outstanding Common Stock, on a fully converted basis. Upon the effectuation of each such waiver, consent, agreement of amendment or modification, the Company promptly shall give written notice thereof to the record holders of the then outstanding Common Stock. This Agreement or any provision hereof may not be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, except to the extent provided in this Section 5.1.

         5.2 Termination. All of the rights and obligations in this Agreement shall terminate ten (10) years from the date of this Agreement, or upon the consummation of a sale which has been subject to, and has complied with, the tag-along rights as set forth in Section 2 above (to the extent of the shares of Common Stock included in such sale), or upon the dissolution or liquidation of the Company, whichever occurs sooner. If not sooner terminated, all tag-along rights (under Section 2) and registration rights (under Section 3) shall be permanently terminated when the Shareholders, as a group, hold less than ten percent (10%) of the issued and outstanding Common Stock of the Company.

         5.3 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Michigan as such laws are applied to agreements between Michigan residents entered into and to be performed entirely within Michigan.

         5.4 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

         5.5 Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

         5.6 Notices, Etc. Ad notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or upon the seventh day following mailing by registered air mail, postage prepaid, addressed (a) if to the Shareholders, as indicated on
Schedule 1 attached hereto, or at such other address as it shall have furnished to the Company, (b) if to the Company, to Bingham Financial Services Corporation, 31700 Middlebelt Road, Suite 125, Farmington Hills, Michigan 48334, and addressed to the attention of the corporate secretary, or at such other address as the Company shall have furnished to the Shareholders, or (c) if to any other holder of Common Stock at such address as such holder shall have furnished to the Company in writing, or, until such holder so furnishes an address to the Company, then to and at the address of the last holder of such Common Stock, who so furnished an address to the Company.

         5.7 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any holder of any securities issued or sold or to be issued or sold hereunder, upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

         5.8 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall be modified in such manner as to be valid, legal, and enforceable but so as to most nearly retain the intent of the parties, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         5.9 Titles and Subtitles. The titles and subtitles of this Agreement are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

         5.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         5.11 Expenses. The Company and each Shareholder shall pay its own costs and expenses in connection with the negotiation, execution, delivery and performance of this Agreement.


         IN WITNESS WHEREOF, the parties have caused this Shareholders Agreement to be executed by themselves or by their respective representatives thereunto duly authorized as of the day and year first above written. The undersigned Shareholders execute this Agreement with respect to all shares of capital stock of the Company currently owned and hereafter acquired, to the extent provided herein.

                                        "The Company"

                                        BINGHAM FINANCIAL SERVICES CORPORATION,
                                        a Michigan corporation

                                        By:      /s/ Jeffrey P. Jorissen
                                                 -------------------------------
                                                 Jeffrey P. Jorissen

                                        Its:     President, Chief Executive
                                                 Officer and Chief Financial
                                                 Officer

                     [signatures continue on following page]

Shareholders Agreement
Bingham Financial Services Corporation
signatures, continued

"Shareholders"


/s/ Jeffrey P. Jorissen                    /s/ Daniel E. Bober
---------------------------                ----------------------------------
JEFFREY P. JORISSEN                        DANIEL E. BOBER


/s/ Gary A. Shiffman                       /s/ Creighton J. Weber
---------------------------                ----------------------------------
GARY A. SHIFFMAN                           CREIGHTON J. WEBER


/s/ Milton M. Shiffman                     /s/ Joseph Drolshagen
---------------------------                ----------------------------------
MILTON M. SHIFFMAN                         JOSEPH DROLSHAGEN


/s/ Robert H. Orley                        /s/ James Bennett
---------------------------                ----------------------------------
ROBERT H. ORLEY                            JAMES BENNETT


/s/ Brian M. Hermelin                      /s/ Patricia Jorgensen
---------------------------                ----------------------------------
BRIAN M. HERMELIN                          PATRICIA JORGENSEN


                                           /s/ Deborah Jenkins
                                           ----------------------------------
                                           DEBORAH JENKINS


                                           /s/ Lynne Baszczuk
                                           ----------------------------------
                                           LYNNE BASZCZUK


                                           /s/ James A. Simpson
                                           ----------------------------------
                                           JAMES A. SIMPSON


                                           /s/ Katheryne L. Zelenock
                                           ----------------------------------
                                           KATHERYNE L. ZELENOCK


                                           /s/ Jeffrey C. Urban
                                           ----------------------------------
                                           JEFFREY C. URBAN

                      SCHEDULE 1 TO SHAREHOLDERS AGREEMENT
                     BINGHAM FINANCIAL SERVICES CORPORATION


Shareholder                                Number of Shares
-----------                                ----------------

"Directors"
         Jeffrey P. Jorissen                    10,500
         Gary A. Shiffman                       25,000
         Milton M. Shiffman                     72,500
         Robert H. Orley                        10,000
         Brian M. Hermelin                      30,000

"Members"
         Daniel E. Bober                        96,730
         Creighton J. Weber                     96,730
         Joseph Drolshagen                      25,695
         James Bennett                          17,130
         Patricia Jorgensen                      5,136
         Deborah Jenkins                        13,689
         Lynne Baszczuk                          1,708
         James A. Simpson                       15,000
         Katheryne L. Zelenock                   7,500
         Jeffrey C. Urban                        2,500